Exhibit 99.1

B2Digital to Kick Off Explosive 2022 B2FS MMA Schedule this Saturday with B2FS 144 in Fort Wayne, IN

TAMPA, FL, January 20, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is heading to Indiana this weekend to kick off the 2022 B2FS event schedule with an explosive night of hard-hitting MMA action at the Grand Wayne Center in Fort Wayne, Indiana.

What: B2 Fighting Series 144, Amateur and Professional LIVE MMA
Where: Grand Wayne Center in Fort Wayne, IN
When: Saturday, January 22. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Seats have nearly sold out, but availability remains for tickets at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

B2 matchmaker Brandon ‘Hardrock’ Higdon commented, “B2FS 144 sets up as an action-packed night that fight fans are going to love. The main event features Cincinnati Pro Perry Stargel looking for his third straight ‘W’ in the B2 cage. Standing in his way will be New Mexico’s Armus Guyton (5-1), who is looking for his fourth win in a row. Both men will be thinking about a possible graduation up to the big leagues with a win in Fort Wayne this weekend. And that’s just one of 16 total fights lined up for Saturday, with a number of very enticing matchups in the mix. This is how you start a new year in style!”

B2FS 144 will feature three professional and 13 amateur fights in total. In addition to the Perry Stargel vs. Armus Guyton main event matchup, Saturday’s action will also feature two other promising pro fights, both at 135 lbs.: Roufusport MMA’s Rico Tally will take on Vision MMA’s Tyger Banks, and Bare-Knuckle fighter John Birdsong will square off against IBG’s Angelo Robles Jr.

“We can’t wait to get things going for the B2 Fighting Series this year after a record-breaking year in 2021,” commented Greg P. Bell, CEO of B2 Digital. “We have so many new fans geared up for more action, and we look forward to giving them exactly what they’re hungry for on Saturday. This will kick off our most ambitious stretch of live MMA events. The team is ready. The fighters are ready. And the fans are ready. Now, all that’s left is to leave it all in the cage this weekend!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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